UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☒ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK SCIENCE AND TECHNOLOGY TERM TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

BlackRock

BlackRock Science and Technology Term Trust (NYSE: BSTZ)

Dear Shareholder:

I am writing with important information about your upcoming 2024 Annual Shareholder Meeting for BlackRock Science and Technology Term Trust (NYSE: BSTZ) (the "Fund"). In the next few weeks, you will receive BSTZ's proxy statement and WHITE proxy card. I urge you to review the proposals and protect your long-term investment by promptly voting your shares on the WHITE proxy card when you receive it.

Your fund is under attack

This year, your voice matters more than ever. A well-known activist hedge fund, Saba Capital Management L.P. ("Saba"), is once again attacking your long-term investment and threatening actions that we believe would harm the Fund and all shareholders by attempting to:

- Take control of the Fund's board with a slate of inexperienced, hand-picked candidates
- Fire BlackRock as investment advisor to the Fund

This would deprive shareholders of BlackRock's and the Board's expertise and potentially imperil the Fund's ability to generate your consistent income and returns. In addition, if Saba were to succeed, it may seek to appoint itself as investment advisor and/or fundamentally disrupt BSTZ's investment objectives and strategies, all to enrich itself.

Your fund has delivered high income and outperformance

Your experienced Board and distinguished management team have consistently worked to meet BSTZ's investment objectives to provide total return and income through a combination of current income, current gains and long-term capital appreciation.

Under their stewardship, the Fund has enhanced shareholder value through share repurchases and attractive monthly payments to shareholders. Your Board and management team are committed to protecting and advancing the interests of all shareholders, not just a few.

BSTZ delivers for all shareholders...

- **18% shareholder return year to date in 2024, outperforming 98% of all closed-end funds**
- **19% shareholder return in 2023, outperforming 80% of all closed-end funds**
- **Income alternative for investors seeking access to leading artificial intelligence technologies including private companies**
- **Independent, experienced and proven Board**
- **$42 million in share repurchases at a discount, enhancing value for shareholders**
- **100% liquidity at net asset value via term structure**

We ask all shareholders to support their long-term investment in the fund. As always, we will continue to prioritize your best interests and help you meet your financial goals. Thank you for your continued loyalty and support.

Sincerely,

John M. Perlowski

President and Chief Executive Officer

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Additional Information The Fund’s definitive proxy statement for the 2024 Annual Meeting of Shareholders in connection with solicitation of proxies from Fund shareholders has yet to be filed with the U.S. Securities and Exchange Commission (the “SEC”). After the definitive proxy statement is filed with the SEC, it may be amended or withdrawn. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS ARE URGED TO READ THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, DEFINITIVE PROXY STATEMENT, WHITE PROXY CARD AND ANY OTHER RELEVANT DOCUMENTS, WHEN THEY ARE AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE FUND AND THE UPCOMING ANNUAL MEETING OF SHAREHOLDERS. Shareholders can obtain additional copies of the notice of annual meeting, the definitive proxy statement and other documents, when they are filed by the Fund with the SEC, by directing a request to the Fund’s proxy solicitor by calling the toll-free number provided in the definitive proxy statement. Copies are also expected to be available at no charge at the website identified in the definitive proxy statement. Additional copies of the proxy materials will be delivered promptly upon request. Free copies of these materials can also be found on the SEC’s website at http://www.sec.gov. Pursuant to SEC proxy rules, the Fund’s Trustees, nominees for Trustee and executive officers are “participants” in connection with the 2024 Annual Meeting of Shareholders. Certain regular employees and officers of the Fund’s investment manager, administrator, or any of their affiliates may become “participants” if any such persons solicit proxies. Shareholders may obtain information regarding the names, affiliations, and interests of these individuals in the Fund’s definitive proxy statement for the 2024 Annual Meeting of Shareholders when it is filed with the SEC. 2